Larry Webb to Become Executive Chairman of The New Home Company; Leonard Miller Elected Chief Executive Officer

ALISO VIEJO, CA (July 30, 2019) The New Home Company (NEW HOME, NYSE: NWHM) announced today that Larry Webb will become Executive Chairman effective August 30, 2019. In connection with this transition, the Board has elected current President and Chief Operating Officer Leonard S. Miller to succeed Mr. Webb as President and Chief Executive Officer.

Mr. Webb, 71, following over 20 years of leading homebuilding companies, co-founded NEW HOME in 2009 with Wayne Stelmar, Tom Redwitz, and Joe Davis. As Executive Chairman, he will maintain an active role in the strategic management of the Company and with the investment community. He will also continue as Chairman of the Board.

“It has been my sincere honor to have led NEW HOME from its founding to where it is today,” said Mr. Webb. “Over our Company’s ten-year history, we have established NEW HOME as an industry leader in homebuilding innovation and thoughtful community design. We have also grown our operations by expanding into new markets and diversifying our new home offerings. Leonard brings a wealth of experience and industry knowledge to his new role, and I can’t think of anyone better suited to succeed me as CEO. As a result, I am excited about the future of NEW HOME and look forward to contributing to this next chapter in the Company’s evolution in my new role as Executive Chairman.”

Mr. Miller, 56, joined NEW HOME as Chief Operating Officer in 2017 and was appointed President in January 2019. Prior to NEW HOME, Mr. Miller worked at Richmond American Homes where he had regional and divisional responsibility for several markets in the western United States. Mr. Miller earned a Bachelor of Science degree from the University of Southern California in Accounting and a Masters in Business Administration from San Diego State University.

Mr. Miller stated, “I want to sincerely thank the Board and Larry for the opportunity to serve as President and CEO of The New Home Company. Larry and the rest of the of the team have built NEW HOME into something special through hard work, an entrepreneurial spirit and a passion for homebuilding. I look forward to continuing their legacy and am excited about the opportunities that lie ahead for our company.”

About The New Home Company
NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Investor Relations: Drew Mackintosh
949-382-7838
investorrelations@nwhm.com

Media Contact: Mike Hoye
Paolucci Salling & Martin Communication Arts | Public Relations
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